SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 12, 2006

OMNOVA SOLUTIONS INC.

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-15147	34-1897652
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 Ghent Road Fairlawn, Ohio	44333-3300
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 869-4200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On May 12, 2006, the Board of Directors (the “Board”) of OMNOVA Solutions Inc. (the “Company”) elected Robert A. Stefanko to serve as a director of the Company. Mr. Stefanko’s initial term as a director will continue until the 2009 Annual Meeting of Shareholders. The Board has appointed Mr. Stefanko to serve on the Audit Committee of the Board.

Mr. Stefanko, 63, retired as Chairman of the Board and Executive Vice President—Finance & Administration of A. Schulman Inc. in April 2006. Mr. Stefanko is also on the board of The Davey Tree Expert Company, Akron General Health System and Leadership Akron.

The Board has determined that Mr. Stefanko is an independent director in accordance with the listing standards of the New York Stock Exchange.

As a non-employee director, Mr. Stefanko will receive the same compensation paid to other non-employee directors of the Company in accordance with the policies and procedures previously approved by the Board for non-employee directors, as disclosed in the Company’s most recent Proxy Statement filed with the SEC on February 3, 2006. Such compensation will be prorated for 2006 to reflect that portion of the year during which Mr. Stefanko will serve as a director of the Company.

There are no arrangements between Mr. Stefanko and any other person pursuant to which Mr. Stefanko was elected to serve as a director, nor are there any transactions to which the Company or any of its subsidiaries is a party and in which Mr. Stefanko has a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNOVA SOLUTIONS INC.

By:	/s/ Kristine C. Syrvalin
Name:	Kristine C. Syrvalin
Title:	Corporate Secretary

Date: May 12, 2006